AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
QUARTERLY PRICING SUPPLEMENT, DATED JANUARY 2, 2014,
TO THE PROSPECTUS, DATED MAY 2, 2013

Quarterly Pricing Supplement
(unaudited)

On January 2, 2014, our net asset value (“NAV”) per institutional share is $9.943 and our NAV per retail share is $10.108.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of October 1, 2013:	$18,323,460.43

Net Assets as of January 2, 2014:
Real Estate Properties, at Fair Value	$34,653,765.48
Non-Real Estate Assets (1)
Cash and Cash Equivalents	385,612.82
Subscriptions Receivable	38,000.00
Prepaid Organizational and Other Costs	5,441,506.41
Total Net Assets	40,518,884.71
Liabilities
Financing	16,439,215.30
Deferred Revenue	136,227.53
Other Liabilities (1)	2,991,064.08
Total liabilities	19,566,506.91
Net Asset Value	$20,952,377.80

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of October 1, 2013:	$8,348,692.84 ($9.943)
Share Purchases and Redemptions for the quarter ended January 2, 2014:
Share Purchases	1,875,225.82
Share Redemptions	-
Activity for the quarter ended January 2, 2014: (2)
Accrual of Portfolio Revenue	284,526.52
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(322,964.18)
Accrual of Organizational and Offering Expenses	(12,043.41)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2013	50,468.79
Ending NAV on January 2, 2014 (per institutional share)	$10,223,906.38 ($9.943)

Retail Shares
NAV
Net Asset Value for Retail shares as of October 1, 2013:	$9,974,767.59 ($10.088)
Share Purchases and Redemptions for the quarter ended January 2, 2014:
Share Purchases	733,572.61
Share Redemptions	-
Activity for the quarter ended January 2, 2014: (2)
Accrual of Portfolio Revenue	312,524.88
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(330,833.33)
Accrual of Organizational and Offering Expenses	(14,517.54)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2013	52,957.21
Ending NAV on January 2, 2014 (per retail share)	$10,728,471.42 ($10.108)

(2)	The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
October 2, 2013	$9.943	$10.088
October 3, 2013	$9.943	$10.089
October 4, 2013	$9.943	$10.089
October 7, 2013	$9.943	$10.089
October 8, 2013	$9.943	$10.090
October 9, 2013	$9.943	$10.090
October 10, 2013	$9.943	$10.090
October 11, 2013	$9.943	$10.090
October 14, 2013	$9.943	$10.091
October 15, 2013	$9.943	$10.091
October 16, 2013	$9.943	$10.092
October 17, 2013	$9.943	$10.092
October 18, 2013	$9.943	$10.092
October 21, 2013	$9.943	$10.093
October 22, 2013	$9.943	$10.093
October 23, 2013	$9.943	$10.093
October 24, 2013	$9.943	$10.094
October 25, 2013	$9.943	$10.094
October 28, 2013	$9.943	$10.094
October 29, 2013	$9.943	$10.095
October 30, 2013	$9.943	$10.095
October 31, 2013	$9.943	$10.095
November 1, 2013	$9.943	$10.095
November 4, 2013	$9.943	$10.096
November 5, 2013	$9.943	$10.097
November 6, 2013	$9.943	$10.097
November 7, 2013	$9.943	$10.097
November 8, 2013	$9.943	$10.097
November 11, 2013	$9.943	$10.098
November 12, 2013	$9.943	$10.098
November 13, 2013	$9.943	$10.098
November 14, 2013	$9.943	$10.098
November 15, 2013	$9.943	$10.098
November 18, 2013	$9.943	$10.099
November 19, 2013	$9.943	$10.099
November 20, 2013	$9.943	$10.099
November 21, 2013	$9.943	$10.099
November 22, 2013	$9.943	$10.099
November 25, 2013	$9.943	$10.100
November 26, 2013	$9.943	$10.100
November 27, 2013	$9.943	$10.100
December 2, 2013	$9.943	$10.101
December 3, 2013	$9.943	$10.102
December 4, 2013	$9.943	$10.102
December 5, 2013	$9.943	$10.102
December 6, 2013	$9.943	$10.102
December 9, 2013	$9.943	$10.103
December 10, 2013	$9.943	$10.103
December 11, 2013	$9.943	$10.103
December 12, 2013	$9.943	$10.103
December 13, 2013	$9.943	$10.104
December 16, 2013	$9.943	$10.104
December 17, 2013	$9.943	$10.105
December 18, 2013	$9.943	$10.105
December 19, 2013	$9.943	$10.105
December 20, 2013	$9.943	$10.105
December 23, 2013	$9.943	$10.106
December 24, 2013	$9.943	$10.106
December 26, 2013	$9.943	$10.106
December 27, 2013	$9.943	$10.107
December 30, 2013	$9.943	$10.107
December 31, 2013	$9.943	$10.108
January 2, 2014	$9.943	$10.108

www.arcdailynav.com - 1.866.532.4743